Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282872
COTTONWOOD COMMUNITIES, INC.
SUPPLEMENT NO. 4 DATED DECEMBER 29, 2025
TO THE PROSPECTUS DATED NOVEMBER 4, 2025

This document supplements, and should be read in conjunction with, the prospectus of Cottonwood Communities, Inc. dated November 4, 2025 as supplemented by supplement no. 1 dated November 17, 2025, supplement no. 2 dated December 16, 2025 and supplement no. 3 dated December 19, 2025. As used herein, the terms “we,” “our” and “us” refer to Cottonwood Communities, Inc. and, as required by context, Cottonwood Residential O.P., LP, which we refer to as our “Operating Partnership” or “CROP,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose updated suitability standards for Alabama investors.

Suitability Standards

The following disclosure updates the suitability standard for Alabama investors in the “Suitability Standards” section of the prospectus as well as the suitability standard for Alabama investors in “Appendix B: Form of Subscription Agreement”:

Effective for subscriptions accepted after January 1, 2026, the following suitability standard applies to Alabama investors in our offering:

Alabama — Alabama investors must have either (i) a minimum of $100,000 annual gross income and a net worth of $100,000, or (ii) a net worth of at least $350,000. In addition, an Alabama investor’s aggregate investment in us and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made as a result of participation in a distribution reinvestment program nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.
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